10-XX
For further information:
John F. Walsh
Vice President - Investor Relations
Southern Union Company
212-659-3208

SOUTHERN UNION ANNOUNCES 4Q AND FISCAL 2009 RESULTS;
ISSUES 2010 GUIDANCE

•	Fiscal 2009 Reported EPS of $1.37; Adjusted EPS of $1.82
•	Fourth Quarter 2009 Reported EPS of $.41; Adjusted EPS of $.56
•	2010 Guidance: GAAP EPS of $1.92 to $2.12; Adjusted EPS of $1.75 to $1.95

HOUSTON, March 1, 2010 – Southern Union Company (NYSE: SUG) today reported net earnings available for common stockholders for the year ended December 31, 2009 of $170.9 million ($1.37 per share), compared with $279.4 million ($2.26 per share) in the prior year.  Net earnings available for common stockholders are calculated in accordance with generally accepted accounting principles.

Adjusted net earnings available for common stockholders for the year were $226.1 million ($1.82 per share), compared with $223.4 million ($1.81 per share) in the prior year.  Adjusted net earnings for the current year exclude a $28.2 million ($.23 per share) mark-to-market unrealized loss on open economic hedges of processing spreads, a $12.8 million ($.10 per share) gain related to settlements with insurance companies regarding environmental matters, a $6.4 million ($.05 per share) increase to a provision for repair and abandonment costs recorded as a result of damage to the company’s Sea Robin pipeline system caused by Hurricane Ike and a $4.0 million ($.03 per share) reversal of a provision for past take-or-pay obligations.  Adjusted net earnings for the current year also include a $37.4 million ($.30 per share) mark-to-market gain on economic hedges that was recognized in 2008 but excluded from 2008’s adjusted earnings.  The prior year’s adjusted net earnings available for common stockholders exclude a $37.4 million ($.30 per share) mark-to-market unrealized gain on open economic hedges of processing spreads, a $22.1 million ($.18 per share) change in tax benefit associated with the dividends received deduction for anticipated dividends from the company's Citrus investment and a $3.5 million ($.03 per share) charge related to the partial repurchase of the company’s preferred stock.  Adjusted items are shown on an after-tax basis.  A reconciliation of net earnings to adjusted net earnings for the year is set forth in the following table.

Select Non-GAAP Financial Information	Years ended December 31,
($000s, except per share amounts)	2009	2008
Net earnings available for common stockholders	$170,897	$279,412
After-tax adjustments:
MTM loss (gain) on open economic hedges	$28,175	$(37,410)
MTM gain recorded in prior accounting period	$37,410	$-
Environmental insurance settlements	$(12,771)	$-
Provision for hurricane related repair and abandonment costs	$6,401	$-
Reversal of provision for take-or-pay obligations	$(4,017)
Loss on extinguishment of preferred stock	$-	$3,527
Tax impact of dividends received deduction	$-	$(22,100)
Adjusted net earnings available for common stockholders	$226,095	$223,429
Reported net earnings per share available for common stockholders	$1.37	$2.26
Adjusted net earnings per share available for common stockholders	$1.82	$1.81

On July 17, 2009, Southern Union Gas Services (“SUGS”), the company’s gathering and processing subsidiary, experienced a fire at its Keystone processing plant.  As a result of the fire, the company experienced reduced throughput volumes that negatively impacted gross margin for the year ended December 31, 2009 by approximately $4.9 million ($.02 per share).  During the same period, the company recorded a $4.6 million ($.02 per share) charge to write-off equipment damaged by the fire.  The Keystone plant was running at or near its pre-fire capacity at year end.

For the three month period ended December 31, 2009, the company reported net earnings available for common stockholders of $51.0 million ($.41 per share), compared with $120.9 million ($.97 per share) in the prior year.

Adjusted net earnings available for common stockholders for the three months ended December 31, 2009 were $70.1 million ($.56 per share), compared with $59.3 million ($.47 per share) in the prior year.  Adjusted net earnings for the current three month period exclude a $24.4 million ($.19 per share) mark-to-market unrealized loss on open economic hedges of processing spreads, a $9.3 million ($.07 per share) gain related to settlements with insurance companies regarding environmental matters, a $4.0 million ($.03 per share) reversal of a provision for past take-or-pay obligations and a $1.3 million ($.01 per share) reduction in the provision for repair and abandonment costs recorded as a result of damage to the company’s Sea Robin pipeline system caused by Hurricane Ike.  Adjusted net earnings for the current period include a $9.3 million ($.07 per share) mark-to-market gain on economic hedges that was recognized in 2008 but excluded from 2008’s adjusted earnings.  Adjusted net earnings available for common stockholders in the prior year’s comparable quarter exclude a $39.0 million ($.32 per share) mark-to-market unrealized loss on open economic hedges of processing spreads and a $22.1 million ($.18 per share) change in tax benefit associated with the dividends received deduction for anticipated dividends from the company's Citrus investment.  Adjusted items are shown on an after-tax basis.  A reconciliation of net earnings to adjusted net earnings for the three months ended December 31, 2009 and 2008 is set forth in the following table.

Select Non-GAAP Financial Information	Three months ended Dec. 31,
($000s, except per share amounts)	2009	2008
Net earnings available for common stockholders	$50,953	$120,890
After-tax adjustments:
MTM loss (gain) on open economic hedges	$24,414	$(38,960)
MTM gain recorded in prior accounting period	$9,325	$-
Environmental insurance settlements	$(9,278)
Provision for hurricane related repair and abandonment costs	$(1,333)	$-
Reversal of provision for take-or-pay obligations	$(4,017)
Loss on extinguishment of preferred stock	$-	$(504)
Tax impact of dividends received deduction	$-	$(22,100)
Adjusted net earnings available for common stockholders	$70,064	$59,326
Reported net earnings per share available for common stockholders	$0.41	$0.97
Adjusted net earnings per share available for common stockholders	$0.56	$0.47

For the year ended December 31, 2009, Southern Union reported adjusted EBIT of $536.3 million, compared with adjusted EBIT of $547.6 million in the prior year.  The $11.3 million decrease was primarily due to decreases of $21.5 million in the gathering and processing segment and $2.2 million in the distribution segment, offset partially by increases of $9.6 million in the transportation and storage segment and $2.9 million in the corporate and other segment.  A reconciliation of EBIT to adjusted EBIT and EBIT to net earnings is available at the end of this press release.

For the year ended December 31, 2009, net operating revenues, calculated as revenue less cost of gas and other energy and revenue-related taxes, decreased $169.5 million from the prior year.  Adjusted net operating revenues, which removes the impact of mark-to-market accounting treatment, decreased $5.2 million from the prior year.  The decrease was primarily related to lower realized commodity prices at the company’s gathering and processing segment offset partially by higher operating revenue at the company’s transportation and storage segment.  A reconciliation of operating revenue to net operating revenue and adjusted net operating revenue is available at the end of this press release.

For the three months ended December 31, 2009, Southern Union reported adjusted EBIT of $152.2 million, compared with adjusted EBIT of $142.6 million in the prior period.  The $9.6 million increase was primarily due to increases of $6.9 million in the corporate and other segment, $3.1 million in the gathering and processing segment and $1.7 million in the distribution segment offset by a $2.1 million decrease in the transportation and storage segment.  A reconciliation of EBIT to adjusted EBIT and EBIT to net earnings is available at the end of this press release.

For the three months ended December 31, 2009, net operating revenues, calculated as revenue less cost of gas and other energy and revenue-related taxes, decreased $100 million to $269 million from $369 million in the prior year.  Adjusted net operating revenues, which removes the impact of mark-to-market accounting treatment, increased $16.1 million during the quarter to $322.8 million from $306.7 million.  The increase was primarily related to higher operating revenue at the company’s transportation and storage segment.  A reconciliation of operating revenue to net operating revenue and adjusted net operating revenue is available at the end of this press release.

The company uses adjusted net earnings, adjusted net operating revenues, and earnings before interest and taxes (“EBIT”), or adjusted EBIT, as appropriate, as its primary measures of evaluating financial performance.  The company also believes these measures present its financial performance in a manner that is more consistent with the presentation used by the investment community in its evaluation of the company’s financial performance.  Adjusted net earnings, adjusted net operating revenues, EBIT and adjusted EBIT are non-GAAP measures and should be used in conjunction with net earnings and other financial measures such as operating income or net cash flows provided by operating activities.

Management’s Perspective

Commenting on the year, George L. Lindemann, chairman and chief executive officer, said, “I am pleased with the overall performance and results of our company during one of the most difficult economic times in our nation’s history.  The stability inherent in our business model has again produced solid results for the company and its shareholders and we are optimistic that it will do so again in the upcoming year.  We are happy to issue 2010 adjusted earnings per share guidance in the range of $1.75 to $1.95.”

Vice Chairman, President and Chief Operating Officer Eric D. Herschmann added, “We are pleased with the recent results of the rate increase request for our Missouri Gas Energy division which will result in an additional $16.2 million in annual base revenue.  In addition to our residential customers, we will be implementing a straight-fixed variable rate design for our small general service customers.  This improved rate structure will further enhance the stability of our earnings and cash flows.  The new rates became effective February 28, 2010.”

Key Factors Impacting 2009 Performance Relative to Prior Year

•
Southern Union’s transportation and storage segment posted adjusted EBIT of $414.4 million, compared with $404.8 million in the prior year.  The $9.6 million increase was attributable to Panhandle Energy, which includes Panhandle Eastern Pipe Line Company, LP and its subsidiaries.  Equity earnings from the company’s unconsolidated investment in Citrus Corp., parent of Florida Gas Transmission Company, LLC, were stable year over year at $75.2 million.  Panhandle Energy saw higher operating revenues of $27.5 million, higher operating expenses of $7.8 million and higher depreciation and amortization expense of $9.8 million.  The increase in operating revenues was largely due to a $17.1 million increase in interruptible parking revenues, a $13.3 million increase in transportation reservation revenue, primarily a result of higher average rates realized on Panhandle Eastern Pipe Line and contributions from various expansion projects and a $5.1 million increase in LNG terminalling revenue.  These increases were offset partially by lower transportation usage revenues of $7.4 million, primarily due to reduced volumes flowing on Sea Robin pipeline after Hurricane Ike, and $1.2 million of additional revenue in the 2008 period due to an extra day associated with leap year.   Operating expenses were $7.8 million higher due to a $5.6 million increase in benefits primarily due to higher medical costs, a $4.8 million increase in fuel tracker costs primarily due to a net over-recovery in 2008 and a $5.5 million increase in third-party transportation expense primarily due to additional contracted capacity, offset partially by a $6.4 million decrease in expense due to a provision reversal related to past take-or-pay obligations.

•
The gathering and processing segment reported adjusted EBIT of $64.1 million, compared with adjusted EBIT of $85.7 million in the prior year.  Adjusted EBIT for the current year excludes a $44.9 million mark-to-market unrealized loss on open economic hedges of processing spreads and includes a $59.7 million mark-to-market gain recognized in a prior accounting period, but excluded from the prior period’s adjusted earnings.  Adjusted EBIT in the prior year excludes a $59.7 million mark-to-market unrealized gain on open economic hedges of processing spreads.  Gross margin decreased by $32.3 million, after accounting for the mark-to-market adjustments, primarily due to lower realized natural gas and natural gas liquids prices and the impact of a fire at the Keystone processing plant on July 17, 2009, resulting in a production outage through August 1, 2009 and reduced throughput volumes throughout the remainder of the year.  Production flow had returned to pre-fire amounts by year end.  Operating expenses decreased by $10.4 million, primarily due to: a $5.8 million decrease in maintenance, contract services and other plant costs as a result of the company’s 2009 cost reduction initiative; a $2.3 million provision for litigation expense recorded in the prior period; a $2.2 million increase in bad debt expense in the prior period, a $1.8 million decrease in chemical and lubricant costs and a $1.5 million decrease in utility expense primarily related to lower compressor fuel costs; offset partially by a $4.6 million write-off of property and equipment damaged by a fire at the Keystone processing plant in July 2009.  Depreciation expense increased by $4.0 million during the period due to an increase in property, plant and equipment while equity earnings from SUGS’ investment in Grey Ranch increased by $5.4 million.

•
Southern Union’s distribution segment reported adjusted EBIT of $59.2 million for the year, compared with $61.4 million in the prior year.  The $2.2 million decrease was primarily due to a $1.9 million increase in pension costs, a $1.7 million increase in labor costs, a $900,000 increase in taxes other than on income and a $700,000 increase in depreciation expense, offset partially by a $2.0 million reduction in environmental remediation costs and a $300,000 increase in net operating revenue, primarily a result of colder weather and new rates associated with the $3.7 million annual rate increase that was effective February 3, 2009 at New England Gas Company.

•
Adjusted EBIT for the company’s corporate and other segment increased by $2.9 million compared to the prior year.  The increase was primarily due to higher legal fees in the prior year primarily attributable to litigation.

2010 Earnings Guidance

Southern Union expects 2010 net earnings of $1.92 to $2.12 per share (GAAP basis) and adjusted net earnings of $1.75 to $1.95 per share.  Adjusted net earnings exclude the mark-to-market impact of open economic hedges of processing spreads.

Annual Report on Form 10-K

Southern Union will provide additional information about its 2009 results in its annual report on Form 10-K expected to be filed today with the Securities and Exchange Commission.  Once made, this filing may be accessed through the Investors section of the company’s web site at www.sug.com.

Investor Call & Webcast

Southern Union will host a live investor call and webcast today at 9:00 a.m. Eastern time to discuss results, recent events and outlook.  To access the call, dial 866-271-6130 (international callers dial 617-213-8894) and enter the passcode 19688403.  A replay of the call will be available for one week after the event by dialing 888-286-8010 (international callers dial 617-801-6888) and entering passcode 87563407.  The webcast may be accessed online through the Investor’s section of the company’s web site at www.sug.com.

About Southern Union Company

Southern Union Company, headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. The company owns and operates one of the nation’s largest natural gas pipeline systems with more than 20,000 miles of gathering and transportation pipelines and one of North America’s largest liquefied natural gas import terminals, along with serving more than half a million natural gas end-user customers in Missouri and Massachusetts.  For further information, visit www.sug.com.

Forward-Looking Information

This news release includes forward-looking statements and projections.  The Company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release.  Important factors that could cause actual results to differ materially from the projections, anticipated results or other expectations herein are enumerated in Southern Union’s Securities and Exchange Commission filings.  While the Company makes these statements and projections in good faith, neither the Company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise.

Select Financial Information

The following table sets forth financial information for the company for the three months and years ended December 31, 2009 and 2008.

	Three Months Ended		Years Ended
	December 31,		December 31,
	(Unaudited)		(Audited)
	2009	2008	2009	2008
	(In thousands of dollars, except per share amounts)

Operating revenues	$603,679	$727,118	$2,179,018	$3,070,154

Operating expenses:
Cost of gas and other energy	323,884	343,511	1,060,892	1,774,682
Operating, maintenance and general	110,235	117,349	468,721	473,614
Depreciation and amortization	54,511	51,256	213,827	199,249
Revenue-related taxes	10,793	14,599	36,375	44,259
Taxes, other than on income and revenues	12,703	11,536	53,114	48,371
Total operating expenses	512,126	538,251	1,832,929	2,540,175

Operating income	91,553	188,867	346,089	529,979

Other income (expenses):
Interest expense	(49,831)	(52,872)	(196,800)	(207,408)
Earnings from unconsolidated investments	17,102	15,579	80,790	75,030
Other, net	13,030	498	21,401	2,325
Total other income (expenses), net	(19,699)	(36,795)	(94,609)	(130,053)

Earnings before income taxes	71,854	152,072	251,480	399,926

Federal and state income tax expense	18,730	29,515	71,900	104,775

Net earnings	53,124	122,557	179,580	295,151

Preferred stock dividends	(2,171)	(2,171)	(8,683)	(12,212)

Gain (Loss) on extinguishment of preferred stock	-	504	-	(3,527)

Net earnings available for common stockholders	$50,953	$120,890	$170,897	$279,412

Net earnings available for common stockholders per share:
Basic	$0.41	$0.98	$1.38	$2.26
Diluted	$0.41	$0.97	$1.37	$2.26

Dividends declared on common stock per share	$0.15	$0.15	$0.60	$0.60

Weighted average shares outstanding:
Basic	124,152	123,986	124,076	123,446
Diluted	124,771	124,032	124,409	123,644

Select Financial Information Continued

The following table sets forth certain selected financial information for the company for the periods presented.

	December 31,	December 31,
	2009	2008
	(In thousands of dollars)
Total assets	$8,075,074	$7,997,907

Long Term Debt	$3,421,236	$3,257,434
Short term debt and notes payable	220,500	462,082
Preferred stock	115,000	115,000
Common equity	2,354,946	2,252,952
Total capitalization	$6,111,682	$6,087,468

	Years ended December 31,
	2009	2008
Cash flow information:	(In thousands of dollars)
Cash flow provided by operating activities	$579,213	$486,827
Changes in working capital	78,934	(53,163)
Net cash flow provided by operating activities
before changes in working capital	500,279	539,990
Net cash flow used in investing activities	(419,424)	(568,952)
Net cash flow provided by financing activities	(153,562)	80,753
Change in cash and cash equivalents	$6,227	$(1,372)

Select Non-GAAP Financial Information

The following table sets forth certain selected financial information for the company’s segments for the periods presented.

	Three Months Ended Dec. 31,		Years Ended Dec. 31,
Segment Data	2009	2008	2009	2008
	(In thousands of dollars)
Revenues from external customers:
Transportation and Storage	$208,158	$192,856	$749,161	$721,640
Gathering and Processing	199,305	272,728	732,251	1,521,041
Distribution	194,955	260,224	692,904	821,673
Total segment operating revenues	602,418	725,808	2,174,316	3,064,354
Corporate and other	1,261	1,310	4,702	5,800
Total consolidated revenues from external customers	$603,679	$727,118	$2,179,018	$3,070,154

Depreciation and amortization:
Transportation and Storage	$28,964	$26,922	$113,648	$103,807
Gathering and Processing	17,001	16,179	66,690	62,716
Distribution	7,910	7,621	31,269	30,530
Total segment depreciation and amortization	53,875	50,722	211,607	197,053
Corporate and other	636	534	2,220	2,196
Total depreciation and amortization expense	$54,511	$51,256	$213,827	$199,249

EBIT:
Transportation and Storage segment	$119,671	$112,012	$411,935	$404,834
Gathering and Processing segment	(35,248)	77,722	(40,470)	145,363
Distribution segment	30,852	24,685	67,302	61,418
Corporate and other	6,410	(9,475)	9,513	(4,281)
Total EBIT	121,685	204,944	448,280	607,334
Interest expense	49,831	52,872	196,800	207,408
Earnings before income taxes	71,854	152,072	251,480	399,926
Federal and state income tax expense	18,730	29,515	71,900	104,775
Net earnings	53,124	122,557	179,580	295,151
Preferred stock dividends	2,171	2,171	8,683	12,212
(Gain) loss on extinguishment of preferred stock	-	(504)	-	3,527
Net earnings available for common stockholders	$50,953	$120,890	$170,897	$279,412

The Company evaluates segment performance based on several factors, of which the primary financial measure is earnings before interest and taxes (EBIT).  EBIT allows management and investors to more effectively evaluate the performance of all of the Company’s consolidated subsidiaries and unconsolidated investments.  The Company defines EBIT as net earnings available for common shareholders, adjusted for: (i) items that do not impact earnings, such as extraordinary items, discontinued operations and the impact of changes in accounting principles; (ii) income taxes; (iii) interest; (iv) dividends on preferred stock; and (v) loss on extinguishment of preferred stock.

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Select Non-GAAP Financial Information

The following tables set forth a reconciliation of EBIT to adjusted EBIT (a non-GAAP measure) for the company and select business segments for the three months and years ended December 31, 2009 and 2008.

	Three Months ended Dec. 31,		Years ended Dec. 31,
	2009	2008	2009	2008
	(In thousands of dollars)
Southern Union Company:
Reported EBIT	$121,685	$204,944	$448,280	$607,334
Adjustments:
Mark-to-market loss (gain) on open economic hedges	38,896	(62,304)	44,887	(59,706)
Mark-to-market gain recognized in prior periods	14,884	-	59,706	-
Environmental insurance settlements	(14,781)	-	(20,346)	-
Reversal of provision for take-or-pay obligations	(6,400)	-	(6,400)	-
Provision for hurricane repair and abandonment costs	(2,123)	-	10,198	-
Adjusted EBIT	$152,161	$142,640	$536,325	$547,628

Transportation & storage segment:
Reported EBIT	$119,671	$112,012	$411,935	$404,834
Adjustments:
Provision for hurricane repair and abandonment costs	(2,123)	-	10,198	-
Reversal of provision for take-or-pay obligations	(6,400)	-	(6,400)	-
Environmental insurance settlements	(1,258)	-	(1,327)	-
Adjusted EBIT	$109,890	$112,012	$414,406	$404,834

Gathering & processing segment:
Reported EBIT	$(35,248)	$77,722	$(40,470)	$145,363
Adjustments:
Mark-to-market loss (gain) on open economic hedges	38,896	(62,304)	44,887	(59,706)
Mark-to-market gain recognized in prior periods	14,884	-	59,706	-
Adjusted EBIT	$18,532	$15,418	$64,123	$85,657

Distribution segment:
Reported EBIT	$30,852	$24,685	$67,302	$61,418
Adjustments:
Environmental insurance settlements	(4,531)	-	(8,125)	-
Adjusted EBIT	$26,321	$24,685	$59,177	$61,418

Corporate & Other segment:
Reported EBIT	$6,410	$(9,475)	$9,513	$(4,281)
Adjustments:
Environmental insurance settlements	(8,992)	-	(10,894)	-
Adjusted EBIT	$(2,582)	$(9,475)	$(1,381)	$(4,281)

Select Non-GAAP Financial Information

The following tables set forth a reconciliation of operating revenues to net operating revenues and adjusted net operating revenues for the company for the three months and years ended December 31, 2009 and 2008.

	Three months ended Dec. 31,		Years Ended Dec. 31,
	2009	2008	2009	2008
	(In thousands of dollars)
Operating revenues	$603,679	$727,118	$2,179,018	$3,070,154
Cost of gas and other energy	(323,884)	(343,511)	(1,060,892)	(1,774,682)
Revenue-related taxes	(10,793)	(14,599)	(36,375)	(44,259)
Net operating revenues	269,002	369,008	1,081,751	1,251,213

Adjustments:
Mark-to-market loss (gain) on open economic hedges	38,896	(62,304)	44,887	(59,706)
Mark-to-market gains recognized in prior periods	14,884	-	59,706	-
Adjusted net operating revenues	$322,782	$306,704	$1,186,344	$1,191,507

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